                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

File by a Party other than the Registrant [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           AASTROM BIOSCIENCES, INC.
               (Name of Registrant as Specified In Its Charter)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):

       (4)  Proposed maximum aggregate value of transaction:

       (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount previously paid:

       (2)  Form, Schedule or Registration No.:

       (3)  Filing Party:

       (4)  Date Filed:

                      [LOGO OF AASTROM BIOSCIENCES INC.]

                       24 FRANK LLOYD WRIGHT DRIVE

                           ANN ARBOR, MI 48106

Dear Shareholder:

  This year's annual meeting of shareholders will be held on November 11, 1998 at 9:00 a.m. local time, at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105. You are cordially invited to attend.

  The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

  After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

  A copy of the Company's 1998 Annual Report is also enclosed.

  The Board of Directors and management look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                          /s/ R. DOUGLAS ARMSTRONG

                                          R. Douglas Armstrong
                                          President and Chief Executive
                                           Officer

                                   LOGO
                      [LOGO OF AASTROM BIOSCIENCES, INC.]

                       24 FRANK LLOYD WRIGHT DRIVE

                           ANN ARBOR, MI 48106

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 11, 1998

Dear Shareholder:

  You are invited to attend the Annual Meeting of the Shareholders of Aastrom Biosciences, Inc. (the "Company"), which will be held on November 11, 1998, at 9:00 a.m. at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105 for the following purposes:

    1. To elect two Class I directors, each to hold office for a three-year term and until their respective successors are elected and qualified. Management has nominated the following persons for election at the meeting:
  Robert J. Kunze and Stephen G. Emerson.

    2. To approve the issuance of the Company's Common Stock upon the conversion of up to 5,000 and 3,000 shares of the Series I Preferred Stock and the Series II Preferred Stock, respectively.

    3. To consider a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

    4. To transact such other business as may properly come before the meeting.

  Shareholders of record at the close of business on September 30, 1998 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the Company

                                          By order of the Board of Directors,

                                          LOGO
                                          /s/ TODD E. SIMPSON

                                          TODD E. SIMPSON
                                          Secretary

Ann Arbor, Michigan

October 9, 1998

 IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                           AASTROM BIOSCIENCES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 11, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
GENERAL INFORMATION........................................................   1
EXECUTIVE COMPENSATION AND OTHER MATTERS...................................   6
REPORT OF THE COMPENSATION COMMITTEE OF
 THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION..........................   9
COMPARISON OF SHAREHOLDER RETURN...........................................  11
PROPOSAL 1--ELECTION OF DIRECTORS..........................................  12
PROPOSAL 2--APPROVAL OF ISSUANCE OF COMMON
 STOCK UPON CONVERSION OF SERIES I PREFERRED
 STOCK AND SERIES II PREFERRED STOCK.......................................  12
PROPOSAL 3--RATIFICATION OF APPOINTMENT OF
 INDEPENDENT PUBLIC ACCOUNTANTS............................................  13
SHAREHOLDER PROPOSALS TO BE PRESENTED AT
 NEXT ANNUAL MEETING.......................................................  14
TRANSACTION OF OTHER BUSINESS..............................................  14

                           AASTROM BIOSCIENCES, INC.
                          24 FRANK LLOYD WRIGHT DRIVE
                           ANN ARBOR, MICHIGAN 48106

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

  The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held November 11, 1998, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is October 9, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

  Annual Report. An annual report for the fiscal year ended June 30, 1998, is enclosed with this Proxy Statement.

  Voting Securities. Only shareholders of record as of the close of business on September 30, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 13,771,098 shares of Common Stock, no par value, of the Company, issued and outstanding and 2,200,000 shares of 5.5% Convertible Preferred Stock ("5.5% Preferred") which are currently convertible into 2,204,408 shares of Common Stock and entitled to vote as if presently converted into Common Stock. Shareholders may vote in person or in proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

  Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

  Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement and in the discretion of the proxy holders on any other matter that comes before the meeting. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

  Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of August 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.

                                                                 SHARES OWNED(1)
                                                             -----------------------
NAME AND ADDRESS OF                                          NUMBER OF PERCENTAGE OF
BENEFICIAL OWNER(2)                                           SHARES     CLASS(3)
-------------------                                          --------- -------------
Cobe Laboratories, Inc.(4)...................................  3,214,199     20.2%
 1185 Oak Street
 Lakewood, CO 80215
The Kaufmann Fund, Inc. .....................................  2,101,518     13.2
 140 East 45th Street, 43rd Floor
 New York, NY 10017
State Treasurer of the State of Michigan(5)..................  1,408,168      8.9
 Custodian of Certain Retirement Systems
 c/o Venture Capital Division
 430 West Allegan
 Lansing, MI 48992
Pfizer, Inc. ................................................    864,546      5.4
 235 East 42nd Street
 New York, NY 10017
R. Douglas Armstrong, Ph.D.(6)...............................    966,506      5.9
Stephen G. Emerson, M.D., Ph.D.(7)...........................    167,583      1.1
Mary L. Campbell(8)..........................................     95,416       *
Robert J. Kunze(9)...........................................    103,060       *
James Maluta(10).............................................    127,333       *
Todd E. Simpson(11)..........................................     55,626       *
Alan K. Smith, Ph.D.(12).....................................     59,834       *
Horst R. Witzel, Dr.-Ing.(13)................................     22,916       *
Edward C. Wood, Jr.(14)......................................  3,226,782     20.3
All officers and directors as a group (11 persons)(15).......  4,825,056     29.0

--------
  *Represents less than 1% of the outstanding shares of the Company's Common
   Stock ("Common Stock").

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) Unless otherwise provided, the address for each Beneficial Owner is 24 Frank Lloyd Wright Drive Ann Arbor, MI 48106.

 (3) Calculated on the basis of 13,694,429 shares of Common Stock outstanding as of August 31, 1998, except that shares of Common Stock underlying options exercisable within 60 days of August 31, 1998 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options and 2,204,408 shares of Common Stock issuable upon conversion of the 5.5% Preferred.

 (4) Pursuant to a stock purchase agreement by and between Cobe Laboratories, Inc. ("Cobe") and the Company, Cobe has an option to purchase from the Company an amount of Common Stock equal to 30%
    of the Company's fully diluted shares after the exercise of such option, at a purchase price equal to 120% of the public market trading price of the Company's Common Stock. The option expires on February 6, 2000. Cobe also has a "right of first negotiation" in the event the Company receives any proposal concerning, or otherwise decides to pursue, a merger, consolidation or other transaction in which all or a majority of the Company's equity securities or all or substantially all of the Company's assets, or any material portion of the assets of the Company used by the Company in performing its obligations under Cobe's distribution agreement with the Company would be acquired by a third party outside of the ordinary course of business. Edward C. Wood, Jr., a director of the Company, is the President of Cobe BCT, Inc., an affiliate of Cobe. See footnote 15, below.

 (5) Includes 69,444 shares issuable upon exercise of warrants held by the State Treasurer of the State of Michigan ("Michigan") that are exercisable until October 15, 2000.

 (6) Includes 500,333 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following August 31, 1998.

 (7) Includes 9,583 shares issuable upon exercise of options held by Dr. Emerson that are exercisable within the 60-day period following August 31, 1998.

 (8) Includes 8,333 shares held by Enterprise Development Fund L.P. and 83,333 shares held by Enterprise Development Fund II, L.P. Ms. Campbell is a general partner of Enterprise Management Inc., which is the general partner of Enterprise Development Fund L.P. Ms. Campbell is a general partner of Enterprise Ventures G.P. and a Vice President of EDM Inc., which is also a general partner of Enterprise Ventures G.P. Enterprise Ventures G.P. is the general partner of Enterprise Development Fund II, L.P. Ms. Campbell disclaims beneficial ownership of all such shares except to the extent of her pecuniary interest therein. Also includes 3,750 shares issuable upon exercise of options held by Ms. Campbell that are exercisable within the 60-day period following August 31, 1998.

 (9) Includes 59,583 shares issuable upon exercise of options held by Mr. Kunze that are exercisable within the 60-day period following August 31, 1998.

(10) Includes 82,333 shares held of record by James Maluta and Deborah Vincent, as Trustees, with shared voting and investment power, of the James Maluta and Deborah Vincent Living Trust dated October 26, 1993 and 45,001 shares issuable upon exercise of options held by Mr. Maluta that are exercisable within the 60-day period following August 31, 1998.

(11) Consists of shares issuable upon exercise of options held by Mr. Simpson that are exercisable within the 60-day period following August 31, 1998.

(12) Includes 55,626 shares issuable upon exercise of options held by Dr. Smith that are exercisable within the 60-day period following August 31, 1998.

(13) Includes 16,916 shares issuable upon exercise of options held by Dr. Witzel that are exercisable within the 60-day period following August 31, 1998.

(14) Mr. Wood, as the President of Cobe BCT, Inc., an affiliate of Cobe, may be deemed to beneficially own shares held by Cobe, but Mr. Wood disclaims beneficial ownership of all such shares. Includes 9,583 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 1998. Mr. Wood's address is 1201 Oak Street, Lakewood, CO 80215.

(15) Includes 756,001 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 1998.

                             ELECTION OF DIRECTORS

  The Company has a classified Board of Directors currently consisting of two Class I directors (Robert J. Kunze and Stephen G. Emerson), two Class II directors (Mary L. Campbell and Edward C. Wood, Jr.), and two Class III directors (R. Douglas Armstrong and Horst R. Witzel), who will serve until the Annual Meetings of Shareholders to be held in 1998, 1999 and 2000, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

  The nominees for election at the Annual Meeting of Shareholders to fill the Class I positions on the Board of Directors are Robert J. Kunze and Stephen G. Emerson. If elected, the nominees will serve as directors until the Company's Annual Meeting of Shareholders in 2001, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

  If a quorum is present, the two nominees for the positions as Class I directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum.

  The table below sets forth for the Company's directors, including the Class I nominees to be elected at this meeting, certain information, as of August 31, 1998, with respect to age and background.

                                                                       DIRECTOR
           NAME                    POSITION WITH THE COMPANY       AGE  SINCE
           ----                    -------------------------       --- --------
Class I directors to be
 elected at the 1998 Annual
 Meeting of Shareholders:
  Robert J. Kunze..........  Chairman of the Board                  64   1989
  Stephen G. Emerson.......  Scientific Adviser                     45   1989
Class II directors whose
 terms expire at the 1999
 Annual Meeting of
 Shareholders:
  Mary L. Campbell.........  Director                               53   1998
  Edward C. Wood, Jr. .....  Director                               54   1994
Class III directors whose
 terms expire at the 2000
 Annual Meeting of
 Shareholders:
  R. Douglas Armstrong.....  President and Chief Executive Officer  45   1991
                              of the Company since 1991
  Horst R. Witzel..........  Director                               72   1994

  ROBERT J. KUNZE a director of the Company since its inception in 1989, is a founder of the Company and served as its President and Chief Executive Officer through May 1991. Mr. Kunze is a partner of McFarland and Dewey, an investment bank. From 1987 through early 1997, he was a General Partner of H&Q Life Science Venture Partners, a venture capital fund specializing in medical products and biotechnology investments. Previous to that, Mr. Kunze was Managing Partner of Hambrecht & Quist Venture Partners. Prior to that he served as a senior executive with W.R. Grace & Co. and General Electric.

  STEPHEN G. EMERSON, M.D., PH.D. a director since the inception of the Company in 1989, is a scientific founder of the Company and has been an active advisor of the Company since that time. Dr. Emerson has been a Professor of Medicine at the University of Pennsylvania since 1994 where he serves as head of Hematology and Oncology. From 1991 to 1994, Dr. Emerson was an Associate Professor of Medicine at the University of Michigan. Dr. Emerson received his doctorate degrees in Medicine and Cell Biology/Immunology from Yale University. He completed his internship and residency at Massachusetts General Hospital and his clinical and research fellowship in hematology at the Brigham and Women's Hospital, the Dana-Farber Cancer Institute and Children's Hospital Medical Center.

  MARY L. CAMPBELL a director since January 1998, currently serves as Principal and Vice President of EDM, Inc., the general partner of the Enterprise Development Fund II, L.P., a venture capital fund managing
$30 million. Ms. Campbell is also a director of Pacific Biometrics, Inc., a publicly held company which develops non-invasive medical diagnostics for women's and children's health; Think & Do Software, Inc., a developer and marketer of factory automation software; and Origen, Inc. an animal health care company. Ms. Campbell received her Masters of Business Administration from the University of Michigan; her Master of Special Education from Fairfield University; and her Bachelor of Arts in English from the University of Michigan.

  EDWARD C. WOOD, JR. a director since August 1994, has served as president of Cobe BCT, Inc., a division of Cobe Laboratories, Inc., since 1991. Cobe is a subsidiary of Gambro AB, a Swedish company, and is a leading provider of blood cell processing products. Prior to that, Mr. Wood held various positions in manufacturing, research and development, and marketing with Cobe. Mr. Wood received degrees in chemistry from Harvey Mudd College and in management from the University of Colorado.

  R. DOUGLAS ARMSTRONG, PH.D. joined the Company in June 1991, as a director and as its President and Chief Executive Officer. From 1987 to 1991, Dr. Armstrong served in different capacities, including as Executive Vice President and a Trustee of the La Jolla Cancer Research Foundation ("LJCRF"), a 250-employee scientific research institute located in San Diego, California. Dr. Armstrong received his doctorate in Pharmacology and Toxicology from the Medical College of Virginia, and has held faculty and staff positions at Yale University, University of California, San Francisco, LJCRF and University of Michigan. Dr. Armstrong also serves on the Board of Directors of Nephros Therapeutics, Inc.

  HORST R. WITZEL, DR.-ING. a director since June 1994, served as Chairman of the Board of Executive Directors of Schering AG in Berlin, Germany from 1986 until his retirement in 1989, whereupon he became a member of the Supervisory Board of Schering AG until 1994. Prior to that, Dr. Witzel held various leadership positions in research and development with Schering AG where he was responsible for worldwide production and technical services. Dr. Witzel received his doctorate in chemistry from the Technical University of West Berlin. Dr. Witzel also serves on the Board of Directors of The Liposome Company, Inc. and Cephalon, Inc.

  During the fiscal year ended June 30, 1998, the Board of Directors held nine meetings. Each director serving on the Board of Directors in fiscal year 1998 attended at least 75% of such meetings of the Board of Directors and the Committees on which he served, except for Dr. Witzel.

  The Company does not have a standing Nominating Committee, but does have an Audit Committee. The Compensation Committee is comprised of the entire Board.

  The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board of Directors and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee for fiscal 1998 were Mary L. Campbell, Edward C. Wood, Jr., and G. Bradford Jones, until his resignation as director in January 1998. During the fiscal year ended June 30, 1998, the Audit Committee held one meeting.

  The Compensation Committee's function is to review and approve salary and bonus levels and stock option grants. Currently, the Compensation Committee is composed of all members of the Company's Board of Directors. During the fiscal year ended June 30, 1998, there were no separate meetings of the Compensation Committee. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION" AND "EXECUTIVE COMPENSATION AND OTHER MATTERS."

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information for the fiscal years ended June 30, 1996, 1997 and 1998 concerning the compensation of the Chief Executive Officer of the Company and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers") as of June 30, 1998, whose total salary and bonus for the year ended June 30, 1998, exceeded $100,000 for services rendered in all capacities to the Company.

                          SUMMARY COMPENSATION TABLE

                                                      LONG TERM
                                   ANNUAL            COMPENSATION
                                COMPENSATION            AWARDS
                              ------------------- ------------------
NAME AND PRINCIPAL                                    SECURITIES      ALL OTHER
POSITION                 YEAR  SALARY      BONUS  UNDERLYING OPTIONS COMPENSATION
------------------       ---- --------    ------- ------------------ ------------
R. Douglas Armstrong,
 Ph.D. ................. 1998 $225,000(1)     --           --          $ 9,735(2)
 President and Chief
  Executive              1997 $183,583        --       333,333         $ 7,108(2)
 Officer                 1996 $156,962    $55,000          --          $ 8,885(2)
Alan K. Smith, Ph.D. ... 1998 $141,667        --        28,000             --
 Vice President,
  Research               1997 $128,685        --        75,000         $    60(3)
                         1996 $ 77,740(4)     --        40,000         $76,000(3)
James Maluta............ 1998 $140,000(5)     --           --              --
 Vice President, Product 1997 $130,354        --       120,000             --
 Development             1996 $118,942    $10,000          --              --
Todd E. Simpson......... 1998 $136,667        --        28,000             --
 Vice President, Finance
  and                    1997 $125,593    $12,500       75,000             --
 Administration and
  Chief                  1996 $ 60,779(6)     --        40,000         $48,061(3)
 Financial Officer
Bruce V. Husel.......... 1998 $ 74,792(7)     --        35,000         $51,928(3)
 Vice President, Quality
  Systems

--------

(1) In July 1998, Mr. Armstrong received an annual salary increase to $250,000, retroactive to February 1998.

(2) Consists of vacation pay.

(3) Consists of relocation expenses.

(4) Dr. Smith joined the Company in November 1995.

(5) Mr. Maluta resigned in August 1998.

(6) Mr. Simpson joined the Company in January 1996.

(7) Mr. Husel joined the Company in November 1997.

  The following table provides information with respect to stock option grants to the Named Executive Officers during the year ended June 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS                    POTENTIAL
                         ----------------------------------------------    REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                         ANNUAL RATES OF
                         NUMBER OF   % OF TOTAL                            STOCK PRICE
                         SECURITIES   OPTIONS                           APPRECIATION FOR
                         UNDERLYING  GRANTED TO  EXERCISE OR             OPTION TERM(1)
                          OPTIONS   EMPLOYEES IN  PRICE PER  EXPIRATION -----------------
      NAME               GRANTED(2)     1998      SHARE(2)      DATE       5%      10%
      ----               ---------- ------------ ----------- ---------- -------- --------
Alan K. Smith, Ph.D. ...   28,000       7.5        $4.625     4/8/08    $210,942 $335,890
Todd E. Simpson.........   28,000       7.5        $4.625     4/8/08    $210,942 $335,890
Bruce V. Husel..........   35,000       9.4        $5.625     11/12/07  $320,629 $510,643

--------

(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) Each of these options was granted under the Company's Amended and Restated 1992 Incentive and Non-Qualified Stock Option Plan (the "1992 Option Plan") at an exercise price equal to the fair market value of the Common Stock on the date of grant. All such options vest over a four-year period, subject to continued employment with the Company. See "Severance and Change of Control Arrangements."

  The following table provides information with respect to exercises of stock options during the year ended June 30, 1998, and unexercised options held as of June 30, 1998, by the Named Executive Officers.

                          AGGREGATED OPTION EXERCISES
                       AND FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SHARES        VALUE OF UNEXERCISED
                          SHARES               UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                         ACQUIRED             OPTIONS AT JUNE 30, 1998      JUNE 30, 1998(2)
                            ON       VALUE    ------------------------- -------------------------
NAME                     EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- ----------- ----------- ------------- ----------- -------------
R. Douglas Armstrong,
 Ph.D. .................   --         --        333,333         --            --           --
James Maluta............   --         --         37,500      82,500           --           --
Todd E. Simpson.........   --         --         45,938      97,062       $57,375      $44,625
Alan K. Smith, Ph.D. ...   --         --         48,438      94,562       $63,750      $38,250
Bruce V. Husel..........   --         --            --       35,000           --           --

--------
(1) "Value Realized" represents the fair market value of the underlying shares of Common Stock on the exercise date, minus the aggregate exercise price of such options.

(2) The value of "in-the-money" stock options represents the difference between the exercise price of such options and the fair market value of $3.75 per share of Common Stock as of June 30, 1998, the closing price of the Common Stock reported on the Nasdaq National Market on such date.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

  The Company entered into employment agreements with no defined length of employment with James Maluta, Alan K. Smith, Ph.D., Todd E. Simpson and Bruce
V. Husel in June 1992, October 1995, December 1995 and November 1997 respectively. Pursuant to these agreements, the Company agreed to pay Messrs. Maluta, Smith, Simpson and Husel annual base salaries of $90,000, $122,500, $122,500 and $110,000 respectively, certain of which base salaries have been increased and are subject to periodic review and adjustment. Pursuant to the terms of the foregoing employment agreements, either party may generally terminate the employment relationship without cause at any time upon 14 days prior written notice to the other party or immediately with cause upon notice. The Company has also entered into an Indemnification Agreement with certain of its directors, officers and other key personnel.

  In the event of a transfer of control of the Company, as defined under the 1992 Option Plan, the Company must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to the Company in a merger, consolidation or dissolution will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger, consolidation or dissolution. The vesting of certain options granted to executive officers of the Company accelerates if such officer is terminated following a transfer of control.

  Options granted under the Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan") contain provisions pursuant to which all outstanding options granted under the Directors Plan will become fully vested and immediately exercisable upon a "transfer of control," as defined under the Directors Plan.

COMPENSATION OF DIRECTORS

  Each non-employee director of the Company receives a cash payment of $1,000 for each meeting of the Board of Directors attended in person and a cash payment of $500 for each telephonic meeting of the Board of Directors attended telephonically. Mr. Kunze receives $5,000 per month for his services as Chairman of the Board of Directors, which payments have been approved through the date of the 1998 Annual Meeting of Shareholders. In addition, directors receive reimbursement for expenses incurred in attending each Board of Directors and committee meeting. The Company's Directors Plan provides for the initial automatic grant of an option to purchase 5,000 shares of the Company's Common Stock to certain directors of the Company (an "Outside Director") upon initial appointment or election to the Board of Directors, and subsequent grants to each Outside Director of an option to purchase 5,000 shares of Common Stock on the date of each Annual Meeting of Shareholders, provided the Outside Director continues to serve in that capacity and has so served for at least six months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Each member of the Board of Directors served as a member of the Compensation Committee during fiscal year ended June 30, 1998. R. Douglas Armstrong and Robert J. Kunze were employed by the Company as its President and Chief Executive Officer and its Chairman of the Board, respectively.

CERTAIN TRANSACTIONS

  In November 1993, in connection with the purchase of Common Stock upon exercise of stock options granted under the Company's 1989 Stock Option Plan to R. Douglas Armstrong, the Company loaned to Dr. Armstrong $120,000 at an interest rate of 4% per annum pursuant to a full recourse promissory note. Interest on the note is payable on an annual basis. In September 1997, Dr. Armstrong repaid the outstanding balance on the note plus interest by surrendering 15,711 shares of the Common Stock of the Company, which shares were subsequently canceled.

  In October 1993, in connection with the purchase of Common Stock upon exercise of stock options granted under the Company's 1989 Stock Option Plan and the 1992 Option Plan to Stephen G. Emerson, the Company loaned to Dr. Emerson $47,303 at an interest rate of 6% per annum pursuant to a full recourse promissory note (the "Emerson Note"). In October 1997, Dr. Emerson paid off the outstanding balance on the note plus interest by surrendering 6,789 shares of Common Stock to the Company, such shares were subsequently canceled.

  In October 1996, the Company executed a financing commitment with Cobe to provide the Company with up to $5,000,000 from Cobe (the "Equity Commitment") and up to $5,000,000 in funding from Michigan under a convertible loan commitment agreement ("Convertible Loan Commitment"). Both the Equity Commitment and the Convertible Loan Commitment terminated upon the closing of the Company's initial public offering (the "IPO"). The Company issued warrants to Michigan to purchase 69,444 shares of Common Stock as consideration for the Convertible Loan Commitment (the "Commitment"). The Commitment expired without being drawn upon. The warrants expire on October 15, 2000, if not exercised, and may be exercised, in whole or in part, at a price equal to the lesser of (a) $12.00 per share, which price increases by $3.00 per share on each of February 3, 1999 and 2000; and (b) 85% of the fair market value of the Company's Common Stock at the time of exercise.

  Cobe Laboratories, Inc. purchased 714,200 shares of Common Stock in the IPO at the initial public offering price of $7.00 per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

  Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% shareholders were complied with.

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed of all members of the Company's Board of Directors and, as such, the Compensation Committee does not hold separate meetings.

  In fiscal 1998, the Compensation Committee was responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success is best achieved through recruitment and retention of the best people possible. The Compensation Committee applied this philosophy in determining compensation for Company executive officers in three areas: salary, bonuses and stock options.

  SALARY. The Company strives to offer salaries to its executive officers which are competitive in its industry and in its geographic region for similar positions requiring similar qualifications. In determining executive officers' salaries, the Compensation Committee considers salary surveys of companies in similar industries, and of similar size and geographic location. Companies selected for salary comparisons are not necessarily the same companies used to compare stock performance in the chart under the heading "Comparison of Shareholder Return."

  The Compensation Committee generally evaluates the performance and sets the salary of the Company's Chief Executive Officer, Dr. Armstrong, on an annual basis. Dr. Armstrong evaluates the performance of all other executive officers, and recommends salary adjustments which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on individual goals. For Dr. Armstrong, these goals are set by the Compensation Committee and, for all other officers, these goals are set by Dr. Armstrong. The goals of executive officers are based on their individual management responsibilities. In addition to reviewing the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and Dr. Armstrong consider the financial condition of the Company in evaluating salary adjustments. The salaries are evaluated by the Compensation Committee, with each member using his personal judgment and subjective factors to assess performance.

  BONUSES. The Company seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to the Company. For this reason, the Company may award incentive compensation which can comprise a substantial portion of the total compensation of executive officers when earned and paid. Cash bonuses are based on a subjective evaluation of performance and existing salary, rather than a specific formula.

  STOCK OPTIONS. The Committee believes that employee equity ownership provides significant additional incentive to executive officers to maximize value for the Company's shareholders, and therefore makes periodic grants of stock options under the Company's 1992 Option Plan. Such options are granted at the prevailing market price, and will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options serve to align the interest of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

  In fiscal 1998, the Compensation Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of the Company's industry, geographic location and size. Generally, option grants vest over four years. Option grants for fiscal 1998 are set forth in the table entitled "Option Grants in Last Fiscal Year" in the section entitled "Executive Compensation and Other Matters."

                                          COMPENSATION COMMITTEE

                                          R. Douglas Armstrong
                                          Mary L. Campbell
                                          Stephen G. Emerson
                                          Robert J. Kunze
                                          Horst R. Witzel
                                          Edward C. Wood, Jr.

                       COMPARISON OF SHAREHOLDER RETURN

  Set forth below is a line graph comparing changes in the cumulative total return on the Company's Common Stock, a broad market index (the Nasdaq Stock Market-U.S. Index (the "Nasdaq Index")), an industry index (those companies that selected the same first three digits of their primary Standard Industrial Classification Code Number as the Company (the "Industry Index")) and a new industry index (those companies in the Industry Index with a market cap of $200 million (the "New Industry Index")) for the period commencing on February 4, 1997 the date the Common Stock commenced trading on the Nasdaq National Market, and ending on June 30, 1998.

  The Company believes that the New Industry Index provides a more accurate comparative index to use in comparing the shareholder's total return on the Company's Common Stock. This index limits the market cap of the companies in the index to $200 million, providing a more representative sample of the Company's peer group.

          COMPARISON OF CUMULATIVE TOTAL RETURN FROM FEBRUARY 4, 1997
                             THROUGH JUNE 30, 1998

          AASTROM BIOSCIENCES, INC., INDUSTRY INDEX AND NASDAQ INDEX

                                     LOGO
                       [PERFORMANCE GRAPH APPEARS HERE]

COMPANY/INDEX            12/31/96  2/4/97  3/31/97 6/30/97  9/30/97  12/31/97 3/31/98  6/30/98
-------------            -------- -------- ------- -------- -------- -------- -------- --------
Aastrom.................     n/a  $100.00  $82.143 $101.786 $109.821 $ 62.500 $ 64.286 $ 53.571
Nasdaq Index............ $93.822   100.00   88.733  104.998  122.753  115.110  134.656  138.540
Industry Index..........  92.444   100.00   87.377   94.056  105.839   96.566  106.232   98.105
New Industry Index......  91.240   100.00   85.081   76.374   83.964   65.048   71.359   60.945

--------
(1) Assumes that $100.00 was invested on February 4, 1997 in the Company's Common Stock and each index, and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company has a classified Board of Directors currently consisting of two Class I directors (Robert J. Kunze and Stephen G. Emerson), two Class II directors (Mary L. Campbell and Edward C. Wood, Jr.), and two Class III directors (R. Douglas Armstrong and Horst R. Witzel), who will serve until the Annual Meetings of Shareholders to be held in 1998, 1999 and 2000, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting. Information regarding each Director is set forth in the Section captioned "GENERAL INFORMATION--Directors."

  Management's nominees for election at the Annual Meeting of Shareholders to fill the Class I positions on the Board of Directors are Robert J. Kunze and Stephen G. Emerson. If elected, the nominees will serve as directors until the Company's Annual Meeting of Shareholders in 2001, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

  If a quorum is present, either in person or by proxy, the two nominees for the positions as Class I directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                  PROPOSAL 2

            APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES I PREFERRED STOCK AND SERIES II PREFERRED STOCK

  After a review of the Company's current and forecasted working capital position, the Board of Directors determined that it was appropriate to raise additional funding.

  On July 2, 1998 the Company sold 5,000 shares of its newly created 1998 Series I Convertible Preferred Stock (the "Series I Shares") to one investor for an aggregate purchase price of $5 million. The shares of Series I Shares are convertible, at the option of the holder, into shares of the Company's Common Stock at the lower of (i) $4.81, or (ii) a price based on the market price of the Company's Common Stock prior to conversion. With limited exceptions, the shares of Series I Shares are not convertible into Common Stock until March 30, 1999 and, subject to extension under certain circumstances, will automatically convert into Common Stock on July 2, 2001, unless sooner converted. In general, the Company may require the holders to convert the Series I Shares if the average closing bid price of the Company's Common Stock exceeds $9.62 for specified periods after July 2, 1999.

  In connection with the sales of Series I Shares, the investor agreed to purchase an additional $3 million of a new series of Preferred Stock (to be designated 1998 Series II Convertible Preferred Stock and together with the Series I Shares the "1998 Series Shares") if the Common Stock of the Company trades at a price greater than $6.00 for a specified duration during the period from October 2, 1998 through July 2, 1999.

  3,788,369 shares (the "Shares") of Common Stock of the Company are issuable upon conversion of the 1998 Series Shares. The Shares may be offered for sale from time to time after such conversion by or on behalf of the holder of the 1998 Series Shares (the "Selling Shareholder"). The Series I Shares were issued in connection with an equity financing pursuant to a Securities Purchase Agreement (the "Purchase Agreement") and the Series II Shares will be issued in connection with the second closing of this equity financing upon satisfaction of certain conditions set forth in the Purchase Agreement, including the effectiveness of a registration statement. None of these conditions is within the control of the Selling Shareholder, and the Selling Shareholder is obligated under the Purchase Agreement to purchase the Series II Shares upon satisfaction of these conditions. The Company will not receive any proceeds from sales of the Shares by the Selling Shareholders or from conversions, if any, of the 1998 Series Shares. The Company has agreed to register the Shares for resale under the Securities Act of 1933, as amended (the "Securities Act"). The Company is also obligated to list the Shares on the Nasdaq National Market.

  The Shares may be offered for sale in one or more transactions (which may include block transactions) effected on the Nasdaq National Market (or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in sales occurring in the public market off such exchange, in private negotiated transactions, through the writing of options on the Shares, short sales or in a combination of such methods of sale, and on terms and at prices then obtainable. The Company has agreed to indemnify in certain circumstances the Selling Shareholder against certain liabilities, including liabilities under the Securities Act. The Selling Shareholder has agreed to indemnify the Company under certain circumstances against certain liabilities, including liabilities under the Securities Act.

  The Company will bear all reasonable expenses incurred in connection with the registration of the Shares for resale, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission (the "Commission"), the National Association of Securities Dealers, Inc. (the "NASD") and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants, but excluding brokerage commissions, underwriting discounts or commissions, if any, and other expenses incurred by the Selling Stockholder in the offer and sale of the Shares.

  In order to comply with the rules of the Nasdaq Stock Market which require stockholder approval for issuances of 20% or more of the Company's outstanding stock, the number of shares of the Company's Common Stock issuable pursuant to this financing cannot exceed 20% of the Company's outstanding Common Stock unless the Company obtains the approval of the Company's shareholders. By approving this transaction, the shareholders are approving the issuance, if required, of more than 20% of the outstanding shares of the Company's Common Stock.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

  The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

  The Board of Directors believes that the approval of the issuance of Common Stock upon conversion of the Series I Stock is in the best interests of the shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES I STOCK.

                                  PROPOSAL 3

                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company has selected PricewaterhouseCoopers LLP as its independent accountants to audit the financial statements of the Company for the fiscal year ended June 30, 1999. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in July 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1999.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

  Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company at its offices at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan, 48106, (other than proposals made under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended) by June 12, 1997.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          LOGO
                                          /s/ TODD E. SIMPSON

                                          TODD E. SIMPSON
                                          Secretary

October 9, 1998

LOGO

PROXY

                           AASTROM BIOSCIENCES, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints R. Douglas Armstrong and Todd E. Simpson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn North Campus, Ann Arbor, Michigan on Wednesday, November 11, 1998 at 9:00 a.m., and at any adjournment thereof
(i) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

  THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

  A vote FOR the following proposals is recommended by the Board of Directors:

1. ELECTION OF DIRECTORS

          NOMINEE: ROBERT J. KUNZE                      NOMINEE: STEPHEN G. EMERSON
           [_] FOR    [_] WITHHELD                        [_] FOR    [_] WITHHELD

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

LOGO

(Continued from other side)

2. To approve the issuance of the Company's Common Stock upon the conversion of up to 5,000 and 3,000 shares of the Series I Preferred Stock and the Series II Preferred Stock, respectively.

                   [_] FOR    [_] AGAINST    [_] ABSTAIN

3. To approve the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the year ending June 30, 1999.

                   [_] FOR    [_] AGAINST    [_] ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. [_]

                                     Even if you are planning to attend the
                                     meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

                                     Sign exactly as your name(s) appears on
                                     your stock certificate. If shares of
                                     stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their title. Please date the Proxy.

                                     Signature(s) _________________  Date: